                                                                EXHIBIT 99(K)(3)

IN THE UNITED STATES, THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE TRUSTEES OF ANZ EXCHANGEABLE PREFERRED TRUST II THAT SUCH REGISTRATION IS NOT REQUIRED.

NO. 1                                                       PRINCIPAL AMOUNT
                                                            US$___________

                           ALDOBRANDINI (UK) COMPANY

               __% MANDATORILY REDEEMABLE DEBT SECURITY DUE 2048

     ALDOBRANDINI (UK) COMPANY, a special purpose company incorporated with unlimited liability under the laws of England and Wales (the "Company," which term includes any successor corporation), for value received, hereby promises to pay to the bearer (the "Holder") of this Mandatorily Redeemable Debt Security (this "Security") upon presentation and surrender of this Security to the Company or its agent at an office or agency maintained for such purpose in the Borough of Manhattan, The City of New York, the Mandatory Redemption Amount (as defined herein) and to pay interest to the Holder upon presentation of this Security to the Company or its agent at such office or agency or at an office or agency maintained for such purpose in Luxembourg on the principal amount of __________________________________ US Dollars (US$__________) (the "Principal
Amount") at a rate of __% per annum quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each such date, an "Interest Payment Date"), from November __, 1998 (the "Issue Date") until the Interest Payment Date immediately preceding the Mandatory Redemption Date (as defined herein). The interest payable on each Interest Payment Date shall be the interest accrued
(i) in the case of the first Interest Payment Date, from and including the Issue Date to but excluding such first Interest Payment Date and (ii) in the case of each subsequent Interest Payment Date, from and including the immediately preceding Interest Payment Date to but excluding such subsequent Interest Payment Date. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding anything herein to the contrary, (a) other than in connection with an Exchange Event that is the redemption or Buy-Back of the ANZ Preference Shares for cash, no interest shall accrue or be payable for the period from and including the Interest Payment Date immediately preceding the Mandatory Redemption Date or in respect of any Interest Payment Date that occurs on the Mandatory Redemption Date, (b) in no event shall the Holder have any right at law or equity to enforce payment of, or to take any legal action or other proceeding to recover or collect, the interest payable on any Interest Payment Date prior to the tenth Business Day after such Interest Payment Date, (c) the payment and delivery to the Holder by the Company of the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event) or, in the case of any other Exchange Event, the Subject Jersey Preference Shares and, if applicable, Interest Portion (if any), as applicable, as provided herein shall constitute full satisfaction of all of the Company's obligations under this Security and (d) from and after such payment and delivery, the Holder shall have no further claims of any kind against the Company in respect of this Security, including any claim for interest previously due but not then paid.

          All payments of cash hereunder shall be payable in any coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts. All payments of principal and/or interest in respect of this Security shall be made subject to deduction of any United Kingdom tax required to be withheld at source and the Company shall not be required to pay any additional amount in respect of withholding; provided however, that the Company may at its sole option pay such additional amount as additional interest hereon. Except as used in relation to the term "Business Day," all references herein to times or dates shall be to such times and dates in The City of New York.

          If any Interest Payment Date is not a Business Day, then the interest payable on such date need not be paid on such date but instead may be paid on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay). A "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in Sydney, Australia, New York, New York or any ANZ Borrower's Principal Place of Business are authorized or obliged by law or executive order to close.

1.   Mandatory Redemption.  Upon, or, if the Exchange Event is the redemption or
     --------------------
Buy-Back of the ANZ Preference Shares for cash but not a Qualifying Exchange Event (as defined herein), immediately prior to, the occurrence of an Exchange Event, this Security shall be redeemed on the Exchange Date (the "Mandatory Redemption Date"), automatically and without any action on the part of the Company, the Holder or any other person, in whole and not in part, at a redemption price equal to the Principal Amount of this Security plus, if the Exchange Event is the redemption or Buy-Back of the ANZ Preference Shares for cash, the accrued interest hereon at the interest rate set forth above from and including the Interest Payment Date immediately preceding the Mandatory Redemption Date to but excluding the Mandatory Redemption Date (such interest being the "Interest Portion" and such redemption price including, if applicable, the Interest Portion being the "Mandatory Redemption Amount"), which Mandatory Redemption Amount will be paid or applied as specified below. If the Exchange Event is the redemption or Buy-Back of the ANZ Preference Shares for cash and the Dollar Value on the Mandatory Redemption Date is equal to or less than the Dollar Value on every date on which ANZ Preference Shares are originally issued (a "Qualifying Exchange Event"), the Company shall pay the Holder in immediately available funds the Mandatory Redemption Amount against presentation and surrender of this Security to the Company or an agent of the Company appointed by the Company for such purpose on or after the Mandatory Redemption Date. In the case of any Exchange Event other than a Qualifying Exchange Event, upon presentation and surrender of this Security to the Company or an agent of the Company appointed by the Company for such purpose on or after the Mandatory Redemption Date, (i) the Company will pay the Interest Portion, if any, in immediately available funds to the Holder, (ii) the Mandatory Redemption Amount (exclusive of the Interest Portion, if any) will be applied, automatically and without any action on the part of the Company, the Holder or any other person, to purchase from the Company on behalf of the Holder Jersey Preference Shares with an
aggregate stated liquidation value equal to the Principal Amount of this Security (the "Subject Jersey Preference Shares"), and (iii) the Company will deliver the Subject Jersey Preference Shares to the Holder free and clear of any liens or other encumbrances other than those created by the Jersey Preference Shares Security and Pledge Agreement. The Holder, by its purchase of this Security, acknowledges and irrevocably and unconditionally waives any right it might have, in the case of any Exchange Event other than a Qualifying Exchange Event, to receive such Mandatory Redemption Amount (exclusive of the Interest Portion, if any) in cash prior to such application pursuant to the preceding sentence and agrees that delivery of the Subject Jersey Preference Shares pursuant to the preceding sentence shall fully and unconditionally discharge the obligation of the Company to pay the Mandatory Redemption Amount (exclusive of the Interest Portion, if any) in cash or otherwise.

          On and after the Mandatory Redemption Date, (i) the Principal Amount of this Security shall cease to be payable, (ii) the interest hereon shall cease to accrue and be payable, and (iii) this Security shall thereafter represent only the right to receive the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event) or, in any other case, the Subject Jersey Preference Shares and, if applicable, the Interest Portion (if any).

          In the event that the Mandatory Redemption Date occurs on a day that is not a Business Day, then payment of the Mandatory Redemption Amount (in the case of a Qualifying Exchange Event) or, in any other case, the Subject Jersey Preference Shares and, if applicable, the Interest Portion (if any), may be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

2.   Notice and Redemption Procedures.  Notice of the redemption hereof and all
     --------------------------------
other notices to the Holder will be valid if published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. The Holder will be deemed for all purposes to have notice of the contents of any notice given to the Holder in accordance with the terms hereof.

3.   Ranking.  The indebtedness evidenced by this Security shall be
     -------
unsubordinated senior indebtedness of the Company.

4.   Amendments and Waivers.  Modifications and amendments of the terms of this
     ----------------------
Security may be made with the consent of the holders of not less than a majority of the TrUEPrS; provided, however, that, no such modification or amendment may, without the consent of 100% of the holders of the TrUEPrS, modify, amend or otherwise affect the amount or timing of interest payments on this Security , the Principal Amount, the amount, form or timing of the consideration payable upon the redemption of this Security (including, without limitation, the rights and obligations of the Holder to receive the Subject Jersey Preference Shares) or otherwise adversely affect in any material respect the rights of the holders of TrUEPrS or cause an Exchange Event to occur. Modifications and amendments may be made without the consent of any holder of the TrUEPrS to cure any ambiguity, defect or inconsistency in this Security; provided that, such action will not adversely affect in any material respect the rights of the holders of the TrUEPrS or cause an Exchange Event to occur. The failure of the Holder at any time to exercise any right hereunder shall not constitute a waiver of the Holder's right to exercise any right at any other time.

5.   Prescription.  Claims to payment of principal and interest will become void
     ------------
unless presentation of this Security is made within a period of two years from the date on which such payment first became due.

6.   Undertakings of the Company.  The Company hereby undertakes that, for so
     ---------------------------
long as any obligations of the Company remain under this Security, it will not
(i) sell or otherwise transfer the ordinary shares or nominal shares, if any, of the Jersey Subsidiary owned by it to any person (other than pursuant to, and in accordance with the terms of, the Jersey Subsidiary Ordinary and Nominal Shares Purchase Agreement) or (ii) commence a proceeding for an order for the winding up of the Jersey Subsidiary or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property and it will (x) use its best efforts to prevent the issuance of any other order for the winding up of the Jersey Subsidiary or for any other appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property and (y) exercise its voting rights to ensure that:

(a) the Jersey Subsidiary will not change its Memorandum and Articles of Association (unless such change has been consented to by the record holders of more than 50% of the TrUEPrS or, in the opinion of competent legal counsel selected by the Trust, such change would not have a material adverse impact on the rights of the holders of the TrUEPrS and, in either case, will not cause an Exchange Event to occur);

(b) the Jersey Subsidiary will not change its business purpose (as specified in its Memorandum and Articles of Association); and

(c) (i) the Jersey Subsidiary will not commence a proceeding for an order for the winding up of the Jersey Subsidiary or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property, and (ii) the Jersey Subsidiary will use its best efforts to prevent the issuance of any other order for the winding up of the Jersey Subsidiary or for any appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of the Jersey Subsidiary or all or substantially all of its property.

7.   Miscellaneous.  This Security and all obligations of the Company hereunder
     -------------
shall be binding upon the Company and its successors and assigns, and shall, together with the rights and remedies of the Holder hereunder, inure to the benefit of the Holder and their successors and assigns.

          This Security will not be subject to any sinking fund.

          This Security shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

          No provision of this Security shall alter or impair the obligation of the Company, which is absolute and unconditional, (i) in the case of a Qualifying Exchange Event, to pay the Mandatory Redemption Amount or (ii) in the case of any Exchange Event other than a Qualifying Exchange Event, to pay the Interest Portion (if any) payable, and to deliver the Subject Jersey Preference Shares, upon redemption of this Security, as applicable.

          Any undefined term in this Security shall have the meaning ascribed to it in Schedule A attached hereto.

          This Security is transferable by delivery. This Security may be exchanged for like securities of similar tenor in denominations of US$1,000,000 and integral multiples of $100,000 in excess thereof upon presentation to the Company or an agent of the Company appointed by the Company for such purpose and payment of any governmental or other charges due in connection with such exchange.

          The Company shall treat the Holder as the legal and beneficial owner of this Security for all purposes. Payments made by or on behalf of the Company to the Holder in respect of the interest due and payable hereon, the principal hereof and all other amounts due hereunder in accordance with the terms hereof shall fully discharge the Company's obligations with respect thereto under this Security.

          The Company hereby further irrevocably agrees with the Holder that the Company's obligations contained herein may be enforced against the Company by judicial proceedings instituted in any state or federal court in the Borough of Manhattan, The City of New York, New York. Subject only to the further provisions of this Security, the Company hereby submits to the non-exclusive jurisdiction of such courts for any such proceedings to the full extent permitted by law solely in respect of the interpretation and enforcement of the provisions hereof For the purposes of this paragraph, the Company hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent to accept legal process in any proceedings, which appointment shall be irrevocable, except that the Company may revoke such appointment by simultaneously appointing another agent in the County and State of New York pursuant to the same conditions, and will cause such new agent to accept in writing such appointment and will deliver an executed copy of such acceptance to the Holder.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

                              ALDOBRANDINI (UK) COMPANY


                              By: _______________________
                                  Name:
                                  Title:


                              By: _______________________
                                  Name:
                                  Title:

                                  SCHEDULE A
                                  ----------

          "ADSs" means the American Depositary Shares each of which represents four ANZ Preference Shares.

          "ANZ" means Australia and New Zealand Banking Group Limited, a corporation organized under the laws of the State of Victoria, Commonwealth of Australia, or any surviving entity or subsequent surviving entity of ANZ.

          "ANZ Borrower" means any obligor of an ANZ Loan.

          "ANZ Borrower's Principal Place of Business" means the city in which the principal place of business of any ANZ Borrower outside of Australia is located at the relevant time (which initially shall be Wellington, New Zealand).

          "ANZ Loan" means (i) any loan by the Distribution Trust of the proceeds of any Capital Contribution made under the Distribution Trust Agreement and (ii) any loan replacing a loan referred to in clause (i) in whole or in part, each of which matures on or about January 15, 2053 (unless extended by the parties thereto).

          "ANZ Loan Agreement" means each agreement between the Distribution Trust and an ANZ Borrower pursuant to which an ANZ Loan is made.

          "ANZ Preference Shares" means the fully paid preference shares, liquidation preference US$6.25 per share, issued by ANZ and designated as the 1998 Preference Shares (Series 2), and any other securities issued in exchange or substitution for, or as a distribution on or otherwise in respect of, such shares, whether by or as a result of a recapitalization, split, combination, reclassification or scheme of arrangement or otherwise.

          "APRA" means the Australian Prudential Regulation Authority, or any successor or replacement body to which ANZ is required to report the capital adequacy ratios referred to in the definition of Exchange Event.

          "Capital Contribution" has the meaning set forth in the Distribution Trust Agreement.

          "Collateral Agent" means The Bank of New York or its successor as permitted under the Jersey Preference Shares Security and Pledge Agreement or appointed pursuant to Section 2.05(a) of the Trust Agreement.

          "Debt Securities" means the ___% Mandatorily Redeemable Debt Securities due 2048 issued by the Company.

          "Distribution Trust" means the business trust established under the laws of the State of Delaware pursuant to the Distribution Trust Agreement.

                                    Sch.A-1

          "Distribution Trust Agreement" means the distribution trust agreement among the Company, the depositor, the distribution trustees, the administrators thereof and the ANZ Australian Affiliate named therein.

          "Dollar Value" means the value, for purposes of calculating United Kingdom tax on capital gains, of one U.S. dollar (or the equivalent thereof in any successor legal currency of the United States) in terms of British pounds (or the equivalent thereof in any successor legal currency of the United Kingdom) (i.e., expressed as (Pounds)/US$).

          "Exchange Date" is the date specified as such with respect to any particular Exchange Event in the definition thereof.

          "Exchange Event" means the earliest occurrence of any of the following dates or events, which shall constitute an "Exchange Event" as of the "Exchange Date" specified below:

     (i) January 15, 2048 or the date of any earlier redemption or mandatory repurchase ("Buy-Back") of the ANZ Preference Shares for cash, in which case the Exchange Date will be the earlier of such dates;

     (ii) any date selected by ANZ in its absolute discretion, in which case the Exchange Date will be such date;

     (iii) the failure of the Trust to receive for any reason on or within three Business Days after an Interest Payment Date the interest then due on the Debt Securities in full without deduction or withholding for any taxes, duties or other charges, in which case the Exchange Date will be the fourth Business Day following such Interest Payment Date;

     (iv) the Tier 1 Capital Ratio or the Total Capital Adequacy Ratio of ANZ (either as reported quarterly by ANZ to APRA or as determined at any time by APRA in its absolute discretion) is below 4% or 8%, respectively, or, in each case, such lesser percentage as may be prescribed by APRA for ANZ at the time (the applicable percentage in each such case being the "Required Percentage"), and is not increased by ANZ to at least the Required Percentage within 90 days after the date on which ANZ makes such quarterly report or receives notice from APRA of such determination by APRA, as applicable, in which case the Exchange Date will be the Business Day immediately following the expiration of such 90-day period;

     (v) any change in (A) the legal ownership of the securities other than the Debt Securities) issued by, (B) any provision of the constituent documents of (unless such change has been consented to by the record holders of more than 50% of the TrUEPrS or, in the opinion of competent legal counsel selected by the Trust, such change would not have a material adverse effect on the rights of the holders of the TrUEPrS), or (C) the business purpose (or, solely with respect to the Jersey Charitable Trust, the powers of the trustees thereof) (as specified in the constituent documents) of, any of the Company, the Jersey Holding Company, the


                                    Sch.A-2

           Jersey Charitable Trust or the Jersey Subsidiary, in which case the Exchange Date will be the date on which the change occurs;

    (vi) any change in the business purpose of the Distribution Trust (as specified in the constituent documents), in which case the Exchange Date will be the date on which the change occurs;

    (vii) the common securities of the Distribution Trust cease to be wholly-owned by ANZ or a direct or indirect wholly-owned subsidiary or branch of ANZ, in which case the Exchange Date will be the date on which the common securities of the Distribution Trust cease to be wholly-owned by ANZ or a direct or indirect wholly-owned subsidiary or branch of ANZ;

    (viii) any ANZ Borrower ceases to be ANZ or a direct or indirect wholly-owned subsidiary or branch of ANZ, in which case the Exchange Date will be the date on which such ANZ Borrower ceases to be ANZ or a direct or indirect wholly-owned subsidiary or branch of ANZ;

    (ix) (A) a proceeding is commenced by ANZ, the Company, the Jersey Holding Company, the Jersey Charitable Trust, the Jersey Subsidiary, the Distribution Trust or any ANZ Borrower (each, a "Relevant Entity") or a person that controls such Relevant Entity for an order that such Relevant Entity be wound up or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of such Relevant Entity or all or substantially all of its property, in which case the Exchange Date will be the date on which the proceeding is filed; (B) a proceeding is commenced by any other person for an order that a Relevant Entity be wound up or for the appointment of a provisional liquidator, liquidator, administrator, controller or similar official in respect of such Relevant Entity or all or substantially all of its property (unless such proceeding is discontinued or dismissed within 21 days of its having been filed), in which case the Exchange Date will be the Business Day immediately following the expiration of such 21-day period; (C) a provisional liquidator, liquidator, administrator, controller or similar official is appointed whether by a court or otherwise in respect of any Relevant Entity or all or substantially all of its property (unless any such appointment is revoked or set aside within 21 days of such appointment), in which case the Exchange Date will be the Business Day immediately following the expiration of such 21-day period; or (D) the Trust dissolves in accordance with the terms of its Declaration of Trust or for any other reason, in which case the Exchange Date will be the Business Day immediately preceding the effective date of such dissolution; and

    (x) the Collateral Agent fails, at any time, to have a valid first, perfected and enforceable security interest in, and lien on, the Jersey Preference Shares and the ADRs, and any redemption proceeds from any of the foregoing, and such failure is not remedied on or before ten Business Days after written notice of such failure is given to the Company or the Jersey Subsidiary, as the case may be, by the Collateral Agent as contemplated by the Security and Pledge Agreements, in

                                    Sch.A-3
          which case the Exchange Date will be the Business Day immediately following the expiration of such ten-Business Day period.

          Notwithstanding the foregoing, any ANZ Borrower may, with the consent of the Distribution Trust, assign its ANZ Loan or the Distribution Trust may replace any ANZ Loan with another loan, in each case, to the Company or to one or more direct or indirect wholly owned subsidiaries or branches of the Company with prospective payment terms identical to, and other terms substantially the same as, those of such ANZ Loan, in which case the Company or such other subsidiary or branch office and loan will be deemed to be such ANZ Borrower and such ANZ Loan, respectively, and any such action will not constitute an Exchange Event.

          "Jersey Charitable Trust" means Aldobrandini Charitable Trust, a charitable trust established under the laws of, and domiciled in, Jersey, the Channel Islands.

          "Jersey Holding Company" means Aldobrandini (Holdings) Limited, an exempt company established under the laws of, and domiciled in, Jersey, the Channel Islands.

          "Jersey Preference Shares" means the fully paid, non-dividend paying preference shares, liquidation preference US$25 per share, issued by the Jersey Subsidiary.

          "Jersey Preference Shares Security and Pledge Agreement" means the Jersey Preference Shares Security and Pledge Agreement, dated as of November __, 1998, among the Trust, the Company and the Collateral Agent, securing the obligations of the Company under the Debt Securities, as amended pursuant to the terms thereof.

          "Jersey Subsidiary" means Aldobrandini (Investments) Limited, a company incorporated with limited liability under the laws of, and domiciled in, Jersey, the Channel Islands.

          "Jersey Subsidiary Ordinary and Nominal Shares Purchase Agreement" means the Jersey Subsidiary Ordinary and Nominal Shares Purchase Agreement, dated November __, 1998, between the Company and the Jersey Holding Company.

          "Paying Agent" means The Bank of New York or its successor as permitted under Section 6.6 of the Paying Agent Agreement or appointed pursuant to Section 2.05(a) of the Trust Agreement.

          "Paying Agent Agreement" means the Paying Agent Agreement dated as of November __, 1998, between the Paying Agent and the Trust and any substitute agreement therefor entered into pursuant to Section 2.05(a) of the Trust Agreement.

          "Security and Pledge Agreements" means, collectively, (i) the ADRs Security and Pledge Agreement, dated as of November __, 1998, among the Trust, the Company, the Jersey Subsidiary and the Collateral Agent, securing the respective obligations of the Company under this agreement and the Jersey Subsidiary under the Jersey Preference Shares and the ADRs Purchase Contract, as amended pursuant to the terms thereof and (ii) the Jersey Preference Shares Security and Pledge Agreement.

                                    Sch.A-4

          "Tier 1 capital" means capital which is regarded as "Tier 1 capital" for the purposes of the capital adequacy guidelines of APRA.

          "Tier 1 Capital Ratio " means the ratio of Tier 1 capital to risk weighted assets (on a consolidated group basis) prescribed by APRA in its capital adequacy guidelines for Australian banks, as modified from time to time.

          "Total Capital Adequacy Ratio" means the total capital adequacy ratio as prescribed by APRA in its capital adequacy guidelines for Australian banks, as modified from time to time.

          "TrUEPrS" means Trust Units Exchangeable for Preference Shares, each representing a Holder's proportionate share of an undivided beneficial interest in the assets of the Trust and right to receive a pro rata portion of any distribution upon the occurrence of an Exchange Event or the payment of any non-cumulative dividends on the TrUEPrS.

          "Trust" means ANZ Exchangeable Preferred Trust II, a business trust created under the law of the State of Delaware and governed by the Trust Agreement.

          "Trust Agreement" means an Amended and Restated Trust Agreement, dated as of November 6, 1998, by and among ML IBK Positions, Inc., as sponsor, the depositor named therein, the Trustees named therein, and the Holders from time to time, constituting the Trust.


                                    Sch.A-5